Exhibit 99.1

For Further Information Contact: Bioject Medical Technologies Inc.
Ralph Makar President and CEO 503-692-8001 ext. 4137	Christine M. Farrell Vice President of Finance 503-692-8001 ext. 4132

BIOJECT REPORTS FIRST QUARTER 2011 FINANCIAL RESULTS

Revenues increase 47% over first quarter 2010

PORTLAND, OR – May 11, 2011 – Bioject Medical Technologies Inc. (OTCBB: BJCT), a leading developer of needle-free drug delivery systems, today reported financial results for the quarter ended March 31, 2011.

For the quarter ended March 31, 2011, Bioject reported revenues of $1.7 million compared to $1.2 million in the comparable year-ago quarter. Product sales for the first quarter of 2011 were $1.6 million compared to $1.1 million in the year-ago quarter. License and technology fees for the first quarter of 2011 were $122,000, compared to $96,000 in the comparable year ago period. Operating expenses for the first quarter of 2011 were $1.9 million compared to $1.7 million in the first quarter of 2010. The Company reported a first quarter 2011 operating loss of $153,000, compared to an operating loss of $507,000 in the prior year comparable period. Included in the current quarter operating loss of $153,000 is $166,000 of non-cash charges comprised of $46,000 in non-cash compensation expense related to the fair value of stock-based awards and $120,000 of depreciation and amortization. The Company reported a first quarter 2011 net loss allocable to common shareholders of $182,000 compared to net loss allocable to common shareholders of $568,000 in the comparable year-ago quarter. Cash at March 31, 2011 was $0.5 million and accounts receivable were $0.7 million.

Basic and diluted net loss per share allocable to common shareholders for the quarter ended March 31, 2011 was $0.01 per share on 18.5 million weighted average shares outstanding compared to a net loss allocable to common shareholders of $0.03 per share on 17.7 million weighted average shares outstanding for the same period last year.

“We are pleased to report that for first quarter 2011, revenue was $1.7 million, representing a 47% increase over the first quarter of 2010,” commented Ralph Makar, Bioject’s President and CEO. “Along with the positive results for the first quarter of 2011, Bioject’s cash position also improved from $180,000 at year-end 2010 to $452,000 at the end of the first quarter of 2011. Much of the improvement was driven by additional sales to Merial and the enhanced supply-chain management agreement impacting 2011. We are also encouraged by the additional one-time orders from Merck Serono, which we expect to begin shipping in the second quarter,” said Mr. Makar. “Now we need to focus on delivery of products to current customers, continuing to improve our cash position and pursuing additional sales opportunities,” commented Ralph Makar.

The Company will conduct a conference call to review first-quarter results for the quarter ended March 31, 2011 on Thursday, May 12, 2011 at 10:00 a.m. Eastern Daylight Time. Live audio of the conference call will be available to investors, members of the news media and the general public. To participate in the call via telephone, please dial 1-877-407-8037.

Bioject Medical Technologies Inc., based in Portland, Oregon, USA, is an innovative developer and manufacturer of needle-free injection therapy systems (NFITS). NFITS provide an empowering technology and work by forcing medication at high speed through a tiny orifice held against the skin. This creates a fine stream of high-pressure fluid penetrating the skin and depositing medication in the tissue beneath. Bioject is focused on developing mutually beneficial agreements with leading pharmaceutical, biotechnology, and veterinary companies, as well as research, global health and government organizations.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Bioject’s expectations with respect to orders and shipments. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, without limitation, the risk that we may not deliver Merck Serono product in a timely manner, the risk that customers may change or cancel orders, the risk that additional capital may not be available on acceptable terms, if at all, and the risk that the Company may be unable to comply with the extensive government regulations applicable to Bioject’s business. Readers of this press release are referred to the Company’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K and Forms 10-Q for further discussions of factors that could affect the Company’s business and its future results. Forward-looking statements are based on the estimates and opinions of management on the date the statements are made. The Company assumes no obligation to update forward-looking statements if conditions or management’s estimates or opinions should change.

For more information about Bioject, visit www.bioject.com.

[Tables follow]

Bioject Medical Technologies Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2011	2010
RESULTS OF OPERATIONS:

Revenue
Net sales of products	$1,621	$1,092
Licensing and technology fees	122	96

	1,743	1,188

Operating Expenses
Manufacturing	1,052	809
Research and development	310	372
Selling, general and administrative	534	514

Total operating expenses	1,896	1,695

Operating loss	(153)	(507)
Other expense, net	(3)	(36)
Preferred stock dividend	(26)	(25)

Net loss allocable to common shareholders	$(182)	$(568)

Basic and diluted net loss per common share allocable to common shareholders	$(0.01)	$(0.03)

Shares used in per share calculations	18,478,427	17,729,111

Bioject Medical Technologies Inc.

Condensed Consolidated Balance Sheet Data (Unaudited)

(In thousands)

	March 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash	$452	$180
Accounts receivable	664	838
Inventories	898	627
Other	89	70

	2,103	1,715

Property and equipment, net	555	645
Other assets, net	1,301	1,310

Total assets	$3,959	$3,670

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,853	$1,652
Deferred revenue	440	176

	2,293	1,828

Long term liabilities:
Deferred revenue	1,092	1,136
Other long-term liabilities	303	325

Shareholders’ equity:
Preferred stock	9,406	9,380
Common stock	114,808	114,763
Accumulated deficit	(123,943)	(123,762)

	271	381

Total liabilities and shareholders’ equity	$3,959	$3,670

####